Kendle Announces Fourth Quarter and Full-Year 2009 Results

- Fourth quarter 2009 non-GAAP EPS of $0.44 up nearly 30 percent from same period a year ago.

- Full-year 2009 non-GAAP EPS of $2.07 improved 4 percent over full-year 2008.

- Open market purchases in 2009 expected to reduce interest costs by $11.0 million over the remaining term of the convertible notes.

CINCINNATI, Feb. 24 /PRNewswire-FirstCall/ -- Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported its results for the fourth quarter and full-year 2009. Net income for the fourth quarter of 2009 was $2.3 million or $0.16 per diluted share. On a non-GAAP basis, net income for the fourth quarter of 2009 was $6.5 million or $0.44 per diluted share, compared with $5.1 million or $0.34 per diluted share for the fourth quarter of 2008, an increase in EPS of 29.4 percent.

Fourth Quarter 2009 Results

Net revenues for the fourth quarter ended Dec. 31, 2009, were $96.6 million, compared with $109.2 million for the same period of the prior year.

Operating income for the fourth quarter of 2009 was $4.9 million or 5.1 percent of net revenue.  On a non-GAAP basis, excluding the restructuring charge, operating income for the quarter was $8.7 million or 9.0 percent compared with $10.9 million or 10.0 percent for the same period in 2008.

New business awards for the fourth quarter of 2009 totaled $134.7 million versus $137.2 million in the third quarter of 2009. Gross book-to-bill for the quarter improved sequentially over the third quarter of 2009 to 1.4 to 1.0. As a result of contract cancellations and adjustments arising outside of the control of the Company during the quarter, the net book-to-bill is 0.8 to 1.0.  Gross new business awards for the full-year 2009 totaled $486.0 million. Total business authorizations amounted to $829.5 million at Dec. 31, 2009.

Open Market Repurchases

During the fourth quarter of 2009, the Company repurchased $5.5 million par value of its convertible notes in the open market for a total cost of $4.9 million. For the full-year 2009, the Company repurchased $45.5 million par value of its convertible notes for a total cost of $36.5 million. As a result of this repurchase program, interest expense will be reduced by $11.0 million over the remaining term of the convertible notes, with $1.5 million realized in the Company's 2009 results. The convertible notes mature in July 2012.

Balance Sheet Information

Cash, cash equivalents and marketable securities at Dec. 31, 2009, totaled $53.2 million compared with $36.1 million at Dec. 31, 2008. Days sales outstanding in accounts receivables were 34 days compared with 35 days at Dec. 31, 2008. Capital expenditures for the quarter totaled $4.8 million and for the year totaled $19.0 million. Capital expenditures for both the quarter and the full year primarily include investments in IT infrastructure related to the Company's implementation of a global ERP system.

Workforce Initiatives

In an effort to balance staffing levels with customer demand and sales, the Company is reducing its staffing levels in the first quarter of 2010. As a result of this initiative, the Company is taking a severance charge in the fourth quarter of 2009 of approximately $3.8 million. Once fully implemented, we anticipate this initiative will deliver cost reductions in the range of $16 million to $18 million in 2010 or between $21 million and $23 million on an annualized basis.

Full-Year 2009 Results

For the full-year 2009, net revenues were $416.7 million, compared with $475.1 million for the full-year 2008. Operating income for the 12-month period ended Dec. 31, 2009 was $35.6 million or 8.5 percent of net revenues. On a non-GAAP basis, excluding the restructuring charges taken in 2009, operating income for the full year 2009 was $45.7 million or 11.0 percent compared with $56.8 million or 12.0 percent for the full-year 2008.

Net income for the full-year 2009 was $15.2 million or $1.02 per diluted share compared with net income of $23.1 million or $1.54 per diluted share for the prior year.

On a non-GAAP basis, net income for the full-year 2009, as adjusted, was $31.1 million or $2.07 per diluted share compared with $29.8 million or $1.99 per diluted share for the full-year 2008.

2010 Guidance

Given the continued volatility in the CRO market, particularly with regard to late stage project cancellations and delays, the Company will not be reinstating guidance at this time. The Company continues to review its guidance policy on an ongoing basis.

Fourth Quarter and Full-Year 2009 Conference Call and Webcast Details

Kendle will host its Fourth Quarter 2009 conference call on Feb. 25, 2010, at 8 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on March 25, 2010.

Use of Non-GAAP Financial Measures

This press release contains adjustments to net service revenues, income from operations, net income and earnings per share calculated in accordance with generally accepted accounting principles ("GAAP") in the United States. The non-GAAP reconciliation can be found on page 7 of this press release. These adjusted or "pro forma" results are and should be read in connection with the reconciliation provided in this press release. We believe that investors' understanding of performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of our ongoing results of operations. Non-GAAP measures should not be considered a substitute for GAAP-based measures and results. Our non-GAAP measures may not be comparable to non-GAAP measures of other companies.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the world's largest global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company's Web site at www.kendle.com.

Forward-Looking Statements

Certain statements and information contained in this press release may be deemed to be forward-looking statements under federal securities laws and the provisions of the Private Securities Litigation Reform Act of 1995 and Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, (a) competitive factors in the industry, (b) drug-development activity and outsourcing trends in the biopharmaceutical industry, (c) the Company's ability to manage growth, including integration of acquired businesses and implementation of information technology solutions, (d) the Company's dependence on the skills, experience and efforts of its employees and management team in the geographic regions and therapeutic areas in which the Company operates and the risks associated with hiring, managing and retaining members of this team (e) the fixed-price nature of contracts and cost overruns, (f) the loss, cancellation or delay of contracts or amendments thereto, (g) the mix of contracts in the Company's backlog and the sales cycle for these contracts, (h) the Company's ability to service its indebtedness and maintain adequate credit facilities and credit lines, (i) the effects of exchange rate fluctuations, (j) the risks related to the Company's international operations, (k) the amount of goodwill and other intangible assets on the Company's balance sheet and the potential for write-downs of these assets if they become impaired under accounting rules; (l) changes in regulation of the drug-development process, (m) litigation that might arise from patient volunteers in the drug development process, (n) natural disasters, acts of war or other similar events that could have an adverse effect on the Company's operations, and (o) other risks as detailed from time to time in Kendle's Annual Report on Form 10-K as well as periodic reports filed with the SEC. In addition, no assurance can be given that the Company will be able to realize the net service revenues included in backlog. The Company believes that its aggregate backlog is not necessarily a meaningful indicator of future results. All information in this press release is current as of Feb. 24, 2010. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Kendle International Inc.
Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2009	2008(1)	2009	2008(1)

Net service revenues	$96,646	$109,151	$416,688	$475,092
Reimbursable
out-of-pocket
revenues	34,290	52,143	135,224	203,489

Total revenues	130,936	161,294	551,912	678,581

Costs and expenses:
Direct costs	48,490	60,673	210,586	247,436
Reimbursable
out-of-pocket
costs	34,290	52,143	135,224	203,489
Selling, general
and administrative
expenses	35,549	33,568	144,659	155,577
Restructuring
expense	3,771	-	10,157	-
Depreciation and
amortization	3,910	4,008	15,712	15,253

Total costs and
expenses	126,010	150,392	516,338	621,755

Income from
operations	4,926	10,902	35,574	56,826

Other expense:
Interest expense	(3,337)	(3,812)	(14,403)	(15,891)
Interest income	144	277	579	760
Gain (loss) on
extinguishment of
debt	(64)	-	2,887	-
Other	53	(1,228)	4,034	(2,043)

Total other expense	(3,204)	(4,763)	(6,903)	(17,174)

Income before
income taxes	1,722	6,139	28,671	39,652
Income tax
provision (benefit)	(609)	2,784	13,434	16,509

Net income	$2,331	$3,355	$15,237	$23,143

Income per share data:
Basic:

Net income per share	$0.16	$0.23	$1.03	$1.57

Weighted average
shares outstanding	14,887	14,837	14,862	14,751

Diluted:

Net income per share	$0.16	$0.22	$1.02	$1.54

Weighted average
shares outstanding	15,008	15,000	14,992	14,993

(1) As adjusted due to the implementation of accounting guidance for convertible debt, as of January 1, 2009.

Kendle International Inc.
Selected Balance Sheet and Other Information
(In thousands)
(Unaudited)

Selected Balance Sheet Information:

	December 31, 2009	December 31, 2008(1)

Cash, cash equivalents and
marketable securities
(including restricted cash)	$53,215	$36,053

Receivables, net of
advance billings	49,084	63,410

Convertible notes,
net of discount	138,308	171,848

Net Service Revenues by Geographic Region:
	Three Months Ended		Year Ended
	December 31,		December 31,

	2009	2008	2009	2008

North America	47%	52%	48%	48%
Europe	39%	36%	38%	40%
Latin America	9%	9%	10%	8%
Asia-Pacific	5%	3%	4%	4%

Segment Information:

	Three Months Ended		Year Ended
	December 31,		December 31,

	2009	2008	2009	2008
Early Stage:
Net service revenues	$10,246	$9,699	$37,473	$35,199
Operating income	1,488	2,301	4,187	6,177

Late Stage:
Net service revenues	$85,487	$98,524	$370,178	$430,317
Operating income	17,975	25,177	81,109	105,140

Support and Other:
Net service revenues	$913	$928	$9,037	$9,576
Operating loss	(14,537)	(16,576)	(49,722)	(54,491)

(1) As adjusted due to the implementation of accounting guidance for convertible debt, as of January 1, 2009.

Kendle International Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)
(Unaudited)

	December 31, 2009
	Three Months
	Ended	Year Ended

Reconciliation of pro forma income from
operations:
Income from operations, as reported	$4,926	$35,574
Restructuring charge, as reported	3,771	10,157
Income from operations, as adjusted for
restructuring	$8,697	$45,731

	Three Months Ended		Year Ended
	December 31,		December 31,

	2009	2008(1)	2009	2008(1)
Reconciliation of pro forma
net income:

Net income, as reported	$2,331	$3,355	$15,237	$23,143
Additional interest
expense related to
convertible debt	1,487	1,695	6,456	6,630
Restructuring expense,
net of tax	2,712	-	6,799	-
Gain on extinguishment
of debt, net of tax	-	-	(1,887)	-
Discrete tax item related
to foreign currency hedge	-	-	4,441	-
	---	---	-----	---
Pro forma net income	$6,530	$5,050	$31,046	$29,773

Pro forma net income per share:

Basic	$0.44	$0.34	$2.09 $2.02
Diluted	$0.44	$0.34	$2.07 $1.99

(1) As adjusted due to the implementation of accounting guidance for convertible debt, as of January 1, 2009.

See Use of Non-GAAP Measures section in the body of the press release.

CONTACT: Michael Lawson, Investors, +1-513-763-1992, Lori Dorer, Media, +1-513-345-1685